UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

RENAISSANCE LEARNING, INC.
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RENAISSANCE LEARNING, INC.

2911 PEACH STREET

PO BOX 8036

WISCONSIN RAPIDS WI 54495-80367

(715) 424-3636

_____________________________

SPECIAL MEETING OF SHAREHOLDERS

______________________________

SUPPLEMENT DATED OCTOBER 12, 2011

TO

PROXY STATEMENT DATED SEPTEMBER 10, 2011

______________________________

GENERAL INFORMATION

This supplement has been prepared for the benefit of the shareholders of Renaissance Learning, Inc. (“Renaissance”) who are eligible to vote at the special meeting of Renaissance shareholders being held for the purposes set forth in the notice of special meeting of shareholders and accompanying proxy statement dated September 10, 2011, as supplemented by the first supplement dated September 30, 2011 (the “proxy statement”).  All holders of record of Renaissance common stock at the close of business on September 8, 2011 (the “record date”) are entitled to vote at the special meeting and any adjournments or postponements thereof.

On August 15, 2011, Renaissance entered into an Agreement and Plan of Merger (the “original merger agreement”) with Raphael Holding Company, a Delaware corporation (“Parent”), and Raphael Acquisition Corp., a Wisconsin corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Renaissance, upon the terms and conditions of the original merger agreement, with Renaissance surviving as an indirect wholly owned subsidiary of Parent. Parent and Merger Sub were formed at the direction of investment funds advised by Permira Advisers LLC.  The original merger agreement provided that each share of Renaissance common stock outstanding as of the time the merger became effective (other than shares owned by Parent or Merger Sub or any other subsidiary of Parent) would be converted into the right to receive $14.85 in cash, without interest.  On September 27, 2011, Renaissance, Parent and Merger Sub entered into an amendment to the original merger agreement which provides that if the merger is completed, (1) each share of Renaissance common stock issued and outstanding immediately prior to the effective time of the merger, other than shares owned by the Paul Shareholders (as such term is defined in the proxy statement)  and shares owned by Parent, Merger Sub or any other subsidiary of Parent, will be converted into the right to receive $16.60 in cash, without interest, and (2) each share of Renaissance common stock owned by the Paul Shareholders will be converted into the right to receive $15.00 in cash, without interest.  We refer in this supplement to the original merger agreement as amended as the “merger agreement”.

We urge you to read this supplement carefully, together with the proxy statement.  The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement.

Purposes of the Special Meeting

As discussed in more detail in the proxy statement, the special meeting has been called for the following purposes:

1.

To vote on a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 15, 2011, as amended by Amendment No. 1 to the Agreement and Plan of Merger (the “merger agreement”), by and among Renaissance, Raphael Holding Company, a Delaware corporation (“Parent”), and Raphael Acquisition Corp., a Wisconsin corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”);

2.

To cast a non-binding advisory vote to approve “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger under their existing agreements with Renaissance; and

3.

To vote on any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

The special meeting is to be held at Hotel Boulderado, 2115 Thirteenth Street, Boulder, Colorado on Monday, October 17, 2011 at 10:00 a.m., Mountain Time.

Our board of directors continues to recommend that our shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to approve the “golden parachute” compensation that certain executive officers of Renaissance will or may receive in connection with the merger agreement under their existing agreements with Renaissance.

THE MERGER

Background of the Merger

The proxy statement describes the background of the merger up to and including September 29, 2011.  The following information supplements the disclosure included under the heading “—Background of the Merger” in the proxy statement:

In the morning of October 4, 2011, the board of directors received a letter from Plato Learning in response to Renaissance’s proxy statement supplement filed with the SEC on October 3, 2011.  The letter indicated that Plato Learning’s proposal dated September 27, 2011 remained open.  The letter also addressed and disputed the reasons cited in the supplement for the Pauls’ not supporting the Plato Learning proposal.

On October 4, 2011, Data Key Partners filed an amendment to its complaint filed on September 23, 2011, maintaining the claims in its original complaint, updating its allegations about the current status of the merger agreement and the Plato Learning proposal to acquire Renaissance, and adding a derivative claim seeking to revoke the merger agreement because of the alleged lack of independence of Renaissance’s board of directors and the fiduciary duty violations alleged in the complaint.

In the morning on October 7, 2011, our board of directors held a special meeting by teleconference.  Senior members of our management and representatives of Godfrey, Sidley and Mayer Brown also participated.  Godfrey began by providing the board of directors with an update on the litigation relating to the merger agreement.  Following this update, Goldman Sachs joined the meeting.  Godfrey provided an update on the correspondence received from Plato Learning.  At the request of our board of directors, the Pauls then reconfirmed that, as Renaissance’s principal shareholders, they would not support the September 27 Plato Learning proposal for the reasons stated at the meeting of our board of directors held on September 27, 2011.  Based on this information, our board of directors reaffirmed its decision that the September 27 Plato Learning proposal could not reasonably be expected to lead to a superior proposal under the terms of the merger agreement, and that it would not pursue negotiations with Plato Learning.  After a discussion, our board of directors concluded that, in light of the board of directors’ determination regarding the September 27 Plato Learning proposal and Renaissance’s obligations under the “no shop” provisions of the merger agreement, that no response would be made to Plato Learning’s October 4, 2011 letter.

On October 7, 2011, Data Key Partners filed a lawsuit in the United States District Court, Western District of Wisconsin, asserting substantially the same claims as in its original state court action, and adding a claim alleging violations of the proxy statement disclosure requirements under Section 14(a) of the Securities Exchange Act of 1934 (the “Exchange Act”).  In addition, Data Key Partners filed a motion for a temporary restraining order to enjoin Renaissance and Permira from consummating the merger contemplated by the merger agreement pending expedited discovery and trial.

Also on October 7, 2011, a second putative class action complaint was filed by Michael McDonald in the United States District Court, Western District of Wisconsin, against the same defendants, and asserting substantially the same claims asserted, in the suits brought by Data Key Partners, with the exception of the derivative claim.  The complaint also alleged that the termination fee and nonsolicitation provisions of the merger agreement constituted breaches of fiduciary duty by the defendants.

In the afternoon of October 7, 2011, Renaissance received an unsolicited, revised definitive acquisition proposal from Plato Learning.  Under the revised definitive proposal, Plato Learning proposed to acquire all of the outstanding shares of Renaissance common stock for an aggregate purchase price of approximately $496.0 million, which is financially equivalent to the acquisition of all of the outstanding shares of Renaissance common stock for $16.90 per share in cash.  The revised definitive proposal did not provide for an allocation of the merger consideration between the Paul Shareholders, on the one hand, and the non-Paul Shareholders, on the other hand, but provided that our board of directors or the Pauls could allocate the merger consideration in any manner, including by allocating a portion to the other constituencies referred to in the proxy statement.  Under the revised definitive proposal, the additional consideration payable under the revised terms of the proposed acquisition above the September 27 Plato Learning proposal would be financed with an additional $25.0 million in equity pursuant to signed commitment letters and guarantees from the Plato Learning Funding Parties.  The revised definitive proposal also provided that Plato Learning would be required to reimburse Renaissance for the entire break-up fee (but not the reimbursable expenses) paid to Permira upon termination of the merger agreement in the event the proposed Plato Learning merger agreement were to be terminated under circumstances in which a reverse break-up fee would be payable, or if the Plato Learning merger agreement were to be terminated due to regulatory or other delays.  Under the revised definitive proposal, Plato Learning would not be required to pay the break-up fee if the termination of the proposed Plato Learning merger agreement was due to other reasons.  In addition, the revised definitive proposal provided that after the closing of the proposed merger with Plato Learning, Plato Learning would cause Renaissance to indemnify the Pauls from any losses arising from the indebtedness of Renaissance, immediately following the closing, including any claim under any fraudulent conveyance law or similar laws.  As required by the merger agreement, Godfrey provided a copy of the Plato Learning proposal to Parent and Skadden.

Later that afternoon, Goldman Sachs, Godfrey, Sidley, Mayer Brown and the Pauls discussed the revised Plato Learning proposal.

In the afternoon of October 7, 2011, Plato Learning filed a motion to intervene in the Data Key Partners lawsuit in order to assert its own claims against Renaissance and its board of directors and seeking to preliminarily and permanently enjoin the consummation of the merger contemplated by the merger agreement.

Over the course of the following weekend, Goldman Sachs and the Pauls engaged in several conversations with Permira.  During one of the conversations, Mr. Paul indicated that the Paul Shareholders would be willing to forego an increase in the price to them but asked Permira to increase the price offered to the non-Paul Shareholders to at least $17.25 per share.  Permira indicated that it would need authorization of its investment committee to increase its offer and that it would discuss such an increase with the investment committee on October 10, 2011.

Early on the morning of October 10, 2011, Renaissance issued a press release announcing the receipt of the revised Plato Learning proposal and providing an update on the litigation relating to the merger agreement.

In the afternoon of October 10, 2011, Permira informed Goldman Sachs that the Permira investment committee had declined to increase Permira’s offer to the non-Paul Shareholders.

Later in the afternoon of October 10, 2011, our board of directors held a special meeting by teleconference.  Senior members of our management and representatives of Godfrey, Sidley and Mayer Brown also participated.  Godfrey provided the board of directors with an update on the litigation relating to the merger agreement.  Following this update, Goldman Sachs joined the meeting.  Goldman Sachs and Godfrey then reviewed the revised Plato Learning proposal.  Goldman Sachs also updated our board of directors on the discussions that had taken place with Permira since the last board meeting and notified the board that Permira’s investment committee would not authorize Permira to increase its offer beyond the current price of $15.00 per share for the Paul Shareholders and $16.60 per share for the non-Paul Shareholders.  Sidley then discussed the fiduciary principles relevant to the decisions to be made by our board of directors in connection with its consideration of the revised Plato Learning proposal.  Godfrey then reviewed Renaissance’s obligations under the Permira merger agreement pertinent to the revised Plato Learning proposal.

At the request of our board of directors, the Pauls then gave their view as Renaissance’s majority shareholders of the revised Plato Learning proposal.  They first noted their significant, continuing concerns about the future of a leveraged, combined Renaissance and Plato Learning and the risk of claims against them and others in the event that the combined companies failed.  They then reiterated the concerns they had expressed earlier with terminating a transaction with a high likelihood of closing in favor of a transaction with a higher risk of non-consummation, particularly in light of the longer timeline to close the proposed Plato Learning transaction and the recent turmoil in the financial markets, in particular because the transaction with Permira was likely to close the following week, whereas a transaction with Plato Learning would not close until later, thereby exposing the transaction to financing risk for a substantially longer period of time, and at a time of extreme volatility and uncertainty in the financial markets. They noted that they would not accept an allocation of merger consideration under the revised Plato Learning proposal that would result in the Paul Shareholders receiving merger consideration that is less than the non-Paul Shareholders.  This would mean that both the Paul Shareholders and the non-Paul Shareholders would receive $16.90 per share.  The Pauls therefore noted that they did not believe that the benefits of obtaining additional merger consideration of $0.30 per share, or a 1.8% premium to the merger consideration of $16.60 per share to be paid to the non-Paul Shareholders pursuant to the Permira merger agreement, outweighed the certainty and other benefits the transaction with Permira offered.  The Pauls also stated that in their judgment the Permira transaction would be more favorable than the revised Plato Learning proposal to Renaissance’s employees, the students, educators and schools Renaissance serves, and the communities in which Renaissance operates, especially Wisconsin Rapids, Wisconsin, and that in their judgment the Permira transaction would better further Renaissance’s mission.  Based on these factors, the Pauls, as Renaissance’s majority shareholders, stated that they would not support the revised Plato Learning proposal.

The independent directors then met in executive session with Goldman Sachs, Godfrey and Sidley.

After the executive session, the Pauls, members of Renaissance’s senior management and Mayer Brown rejoined the meeting.  At the direction of the independent directors, Sidley requested that the Pauls confirm that, for the reasons given earlier in the meeting, first, they would decline to accept an allocation of merger consideration under the revised Plato Learning proposal that would result in the Paul Shareholders receiving merger consideration of less than $16.90 per share, second, they would not support the revised Plato Learning proposal with an allocation of merger consideration that would result in all Renaissance shareholders receiving merger consideration of $16.90 per share, and third, there were no adjustments to the revised Plato Learning proposal relating to the concerns enumerated by the Pauls that would cause them to support the revised Plato Learning proposal.  The Pauls confirmed each point.  Based on the Pauls’ decision, as Renaissance’s majority shareholders, not to support the revised Plato Learning proposal, our board of directors unanimously determined, in good faith, after consultation with its financial advisor, that the revised Plato Learning proposal could not reasonably be expected to lead to a superior proposal under the terms of the merger agreement, and that it would not pursue negotiations with Plato Learning.

After discussion and consultation with Goldman Sachs and the legal advisors, by unanimous vote of the directors present, our board of directors reaffirmed its recommendation that Renaissance shareholders vote in favor of adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.

Early in the morning of October 11, 2011, Renaissance issued a press release announcing the receipt of the revised Plato Learning proposal, that the Pauls would not support the proposal, and that, accordingly, our board of directors concluded the proposal could not reasonably be expected to lead to a superior proposal and it would not pursue negotiations with Plato Learning.

In the afternoon of October 11, 2011, the United States District Court, Western District of Wisconsin, scheduled a hearing for the morning of October 14, 2011 regarding Data Key Partners’ motion for a temporary restraining order to enjoin Renaissance and Permira from consummating the merger contemplated by the merger agreement and Plato Learning’s motion to intervene in the action.

Litigation Related to the Merger

The following information supplements the disclosure included under the heading “—Litigation Related to the Merger”.

On October 4, 2011, Data Key Partners filed an amended complaint in the suit it filed on September 23, 2011 in the Circuit Court for Wood County, Wisconsin (Case No. 2011CV563).  The amended complaint maintained the original claims and updated its allegations about the current status of the Permira and Plato Learning bids to acquire Renaissance.  The amended complaint also included a derivative claim pursuant to which Data Key Partners sued, allegedly on behalf of Renaissance, to revoke the merger agreement with Permira because of the alleged lack of independence of Renaissance’s board of directors and the fiduciary duty violations alleged in the complaint.

On October 7, 2011. Data Key Partners filed a lawsuit in the U.S. District Court in the Western District of Wisconsin (Case No. 11 CV 688).  The complaint in the federal lawsuit asserted substantially the same claims as in the Wood County, Wisconsin Circuit Court action and also added a claim alleging violations of the proxy statement disclosure requirements under Section 14(a) of the Exchange Act.  In addition, Data Key Partners filed a motion for a temporary restraining order to enjoin Renaissance and Permira from consummating the merger pending expedited discovery and trial.

On the evening of October 7, 2011, a second putative class action complaint was filed by Michael McDonald in the U.S. District Court in the Western District of Wisconsin, entitled Michael McDonald v. Judith Ames Paul, Terrance D. Paul, et. al., Case No. 11 CV 690.  The complaint asserts substantially the same claims asserted in the suits brought by Data Key Partners, with the exception of the derivative claim.  The complaint also alleges that the termination fee and nonsoliciation provisions of Renaissance’s merger agreement with Permira consistute breaches of fiduciary duty by the defendants.  In addition, the complaint also alleges violations of the proxy statement disclosure requirements under Section 14(a) of the Exchange Act and asserts control person liability pursuant to Section 20(a) relating to the alleged violations of Section 14(a).

Also on the evening of October 7, 2011, Plato Learning filed a motion to intervene in the Data Key Partners federal lawsuit in order to assert its own claim against Renaissance and its board members.  In one claim of the proposed complaint, against Renaissance only, Plato Learning contends that Renaissance failed to act in good faith in its dealings with Plato Learning by not engaging in a fair and just process and by rejecting what Plato Learning contends was a superior acquisition proposal.  Plato Learning's proposed complaint also contains a claim against Renaissance and its board of directors for allegedly accepting Permira’s purportedly inferior acquisition proposal without legal justification and, in doing so, allegedly interfering with a prospective contractual relationship between Plato Learning and Renaissance’s shareholders.  In an additional claim against Renaissance and its board members, Plato Learning contends in the proposed complaint that Renaissance violated Section 133.03(1) of the Wisconsin Statutes by colluding and conspiring to reduce competition for purchasing Renaissance and precluding Plato Learning from fairly acquiring Renaissance.  As a result, Plato Learning seeks to enjoin the consummation of the merger of Renaissance with Permira.

In the afternoon of October 11, 2011, the United States District Court, Western District of Wisconsin scheduled a hearing for the morning of October 14, 2011 regarding Data Key Partners’ motion for a temporary restraining order to enjoin Renaissance and Permira from consummating the merger contemplated by the merger agreement and Plato Learning’s motion to intervene in the action.

WHERE SHAREHOLDERS CAN FIND MORE INFORMATION

The section entitled “Where Shareholders Can Find More Information” in the proxy statement is hereby supplemented and superseded in its entirety to read as follows:

Renaissance files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements and other information contain additional information about Renaissance and will be made available for inspection and copying at Renaissance’s executive offices during regular business hours by any shareholder or a representative of a shareholder as so designated in writing.

Shareholders may read and copy any reports, statements or other information filed by Renaissance at the SEC’s public reference room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the public reference section of the SEC at Station Place, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Renaissance’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website located at http://www.sec.gov.

The SEC allows Renaissance to “incorporate by reference” information that it files with the SEC in other documents into the proxy statement and this supplement. This means that Renaissance may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of the proxy statement and this supplement. The proxy statement, this supplement and the information that Renaissance files later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Renaissance later files with the SEC may update and supersede the information in the proxy statement and this supplement. Such updated and superseded information will not, except as so modified or superseded, constitute part of the proxy statement and this supplement.

Renaissance incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this supplement and before the special meeting. Renaissance also incorporates by reference in the proxy statement and this supplement the following documents filed by it with the SEC under the Exchange Act:

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Renaissance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 8, 2011, Renaissance’s Amendment No. 1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on April 15, 2011, and Renaissance’s Amendment No. 2 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on August 31, 2011;

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Renaissance’s Definitive Proxy Statement on Schedule 14A for its 2011 Annual Meeting of Shareholders, filed with the SEC on March 16, 2011;

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Renaissance’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, filed with the SEC on May 9, 2011 and August 8, 2011, respectively; and

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Renaissance’s Current Reports on Form 8-K filed with the SEC on February 17, 2011, February 22, 2011, April 28, 2011, August 1, 2011, August 16, 2011, August 17, 2011, August 25, 2011, September 23, 2011, September 27, 2011, September 28, 2011 and October 11, 2011.

Renaissance undertakes to provide without charge to each person to whom a copy of the proxy statement and/or this supplement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Renaissance Learning, Inc.

Attention: Investor Relations

2911 Peach Street,

P.O. Box 8036

Wisconsin Rapids, Wisconsin 54495-8036